CONTACT:

Thomas Furr
Smart Online, Inc.
919-765-5000
tfurr@smartonline.com

Smart Online is Nominated to the 2005 Spring Forbes Best of the Web

RESEARCH TRIANGLE PARK, N.C., April 18, 2005 — Smart Online® Inc. (OTC Bulletin Board: SOLN) announces its website has been nominated to the 2005 Spring Forbes Best of the Web.

Forbes Best of the Web noted, “Unlike its competitors, SmartOnline doesn’t surf for service providers, but offers its own software (the company started out in 1993 as a maker of small business software).”

Forbes Best of Web further indicated, “The strong Learn How To pages give the site some balance as an all-purpose small-business owner’s destination; it isn’t just about paid services.”

About Smart Online

Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries.

Further Information

For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of April 18, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

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